UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2005

MAGIC MEDIA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29921	65-0494581

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

530 North Federal Highway, Fort Lauderdale, Florida	33301

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (954) 764-0579

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 - Other Events

            Letter of Intent

            On June 9, 2005, Magic Media Networks, Inc. ("we" or "our") entered into a letter of intent, which is attached as Exhibit 99.2 hereto and incorporated herein by reference, with Integrated Media Systems, Inc. d/b/a Be Media ("Be Media"), a privately held California based audiovisual systems integrator, and Be Media's sole shareholder, Mohammad R. Ahmadi ("Mr.Amadi"). Under the terms of the letter of intent, we would purchase from Mr. Ahmadi all of the outstanding capital stock of Be Media in exchange for shares of a new series of our Preferred stock.  The precise total number of common shares into which such Preferred stock will be convertible shall equal 49.9% of the combined company (which includes the above referenced newly issued and outstanding Preferred shares as well as Gordon Scott Venters' preferred stock and any outstanding stock warrants or options).  Such conversion is subject to the approval by our shareholders of an increase in our authorized common stock.

            Completion of the proposed transaction is subject to approval by the parties of a definitive acquisition agreement that will include various conditions that are set forth in the letter of intent.  The letter of intent also provides for anticipated financing; filing of a registration statement; employment agreements for key executives; corporate governance changes and other matters. There can be no assurance that we will be successful in negotiating a definitive agreement or achieving completion of the proposed transaction.

              Press Release

               On June 10, 2005, we issued a press release, which is attached as Exhibit 99.1 hereto and incorporated herein by reference, regarding our signing the letter of intent referred to above.

Item 9.01 - Financial Statements and Exhibits.

               (c) Exhibits.

               99.1 - Press Release dated June 10, 2005
               99.2 - Letter of Intent among Magic Media Networks, Inc., Mohammad R. Ahmadi, and Integrated Media Systems, Inc. dated June 9, 2005

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 10, 2005

Magic Media Networks, Inc.

Registrant

By:	/s/ Gordon Scott Venters

President